 As Filed with the Securities and Exchange Commission on August 31, 1998

                                                      Registration No. 333-51079
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                _______________
                                AMENDMENT NO.3
                                      TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                _______________
                             COVALENT GROUP, INC.
              (Exact Name of Registrant as Specified in Charter)

            NEVADA                                         56-1668867
 (State or Other Jurisdiction                          (I.R.S. Employer
     of Incorporation or                                Identification
        Organization)                                       Number)

                        ONE GLENHARDIE CORPORATE CENTER
                         1275 DRUMMERS LANE, SUITE 100
                          WAYNE, PENNSYLVANIA  19087
                                (610) 975-9533
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 BRUCE LAMONT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             COVALENT GROUP, INC.
                        ONE GLENHARDIE CORPORATE CENTER
                         1275 DRUMMERS LANE, SUITE 100
                          WAYNE, PENNSYLVANIA  19087
                                (610) 975-9533
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)
                                _______________
                                WITH A COPY TO:

                           PAUL T. PORRINI, ESQUIRE
                              PEPPER HAMILTON LLP
                        1235 WESTLAKES DRIVE, SUITE 400
                        BERWYN, PENNSYLVANIA 19312-2401
                                (610) 640-7800
                                _______________

     Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.
                                _______________
     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [_]

     IF ANY OF THE SECURITIES REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                             COVALENT GROUP, INC.

                                405,000 Shares
                                      of
                                 Common Stock


     This Prospectus relates to 405,000 shares (the "Offered Shares") of common stock, par value $.001 per share (the "Common Stock") of Covalent Group, Inc., a Nevada corporation (the "Company") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). Fifty-five thousand (55,000) the Offered Shares were acquired by a Selling Stockholder upon exercise of an option to purchase shares of Common Stock of the Company. Two hundred and fifty thousand (250,000) Offered Shares underlie warrants to purchase Common Stock with an exercise price of $2.75 per share held by two Selling Stockholders and 100,000 Offered Shares underlie a warrant to purchase Common Stock with an exercise price of $5.25 per share held by a Selling Stockholder. The Company will pay all expenses incurred in connection with this offering other than customary brokerage fees, commissions and expenses of the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

     The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Stockholders offered hereby.

     The sale of the Offered Shares by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time through December 31, 1998 directly by the Selling Stockholders acting as principals for their own account or through brokers, agents, dealers or underwriters in one or more transactions at market prices prevailing at the time of sale on any stock exchange on which the Common Stock may be listed at the time of sale or in private sales at prices related to such prevailing market prices at the time of sale or at prices otherwise negotiated. The Selling Stockholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for national stock exchange transactions. The Selling Stockholders and any brokers-dealers acting in connection with the sale of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). Any commissions received by a broker or dealer in connection with resales of the Offered Shares may be deemed to be underwriting commissions or discounts under the Act. This offering will terminate December 31, 1998. See "Plan of Distribution."


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


     SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

     The Common Stock trades on the Nasdaq SmallCap Market under the symbol "CVGR." On August 27, 1998, the last sale price of the Common Stock as reported by the Nasdaq SmallCap Market was $2.03 per share.

           The date of this Prospectus is September 1, 1998.

                             AVAILABLE INFORMATION

               The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement shall be qualified in its entirety by such reference.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements concerning the Company, reports, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its "EDGAR" system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. This Registration Statement, including all exhibits thereto, has been filed with the Commission through EDGAR. Reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

               The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to William K. Robinson, Chief Financial Officer, Covalent Group, Inc., One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19087, telephone number: (610) 975-9533.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Commission (File No. 0-21145) are incorporated in this Prospectus by reference:

                    (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

                    (b) The Company's amendment no. 1 to its Form 10-KSB filed July 15, 1998

                    (c) The Company's amendment no. 2 to its Form 10-KSB filed August 13, 1998;

                    (d) The Company's Proxy Statement on Schedule 14A filed April 21, 1998;

                    (e) The Company's Current Report on Form 8-K filed January 8, 1998;

                    (f) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

                    (g) The Company's amendment no. 1 to its Form 10-QSB filed August 13, 1998;

                    (h) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998

                    (i) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on July 23, 1996 under Section 12 of the Exchange Act (File No. 0-21145) including any amendments or reports filed for the purpose of updating such description; and

                    (j) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein from their respective dates of filing. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                             CAUTIONARY STATEMENT

               When used in this Prospectus and in other public statements by the Company and Company officers, the words "estimate," "project," "intend," "believe," "anticipate" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors are described in detail below under "Risk Factors" and include, among others: (i) the Company's dependence on certain clients and industries; (ii) the terms of the Company's service contracts allowing customers to terminate or delay contracts; (iii) the Company's dependence on certain key officers; (iv) the failure of the Company to obtain new business; (v) the intense competition and low barriers to entry in the industries in which the Company competes; and (vi) other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional factors are described in the Company's public reports filed with the Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.


                                  THE COMPANY

GENERAL

               The Company through its subsidiary Covalent Research Alliance Corp. ("CRA"), is a total research management organization which designs and manages clinical trials in the drug and device development process and with associated cost containment and quality of care components. CRA specializes in cost effectiveness and outcomes studies for major customer groups such as pharmaceutical companies, managed care organizations, insurers and employers. It offers a full array of integrated services including study design, clinical trial monitoring and management, data management, biostatistical analysis and regulatory affairs services. CRA is structured to deliver customized high quality solutions to its Fortune 500 and other clients.

               CRA utilizes its core expertise of clinical trials management to provide high quality, medical outcomes and clinical research for its client base. In addition, experience gained with more than 40 managed care organizations facilitates designing and conducting clinical studies for pharmaceutical clients in a managed care environment, thereby, improving the market potential for a drug manufacturer's product. To aid its pharmaceutical and managed care customers in clinical trials and outcomes research projects, CRA also has developed a state-of-the-art interactive voice recognition system called Virtual HouseCall, an automated system for collecting and reporting subjective patient information. Through educational components, the Company intends to influence patient behavior crucial to patient compliance with prescription drug regimens and self-management of chronic diseases.

               The Company was incorporated under the laws of the State of Nevada on August 1, 1989 under the name of West End Ventures, Inc. ("West End"). West End's only activity prior to the acquisition of its subsidiary, Future Medical Technologies, Inc. ("FMT"), a New Jersey corporation incorporated on September 28, 1989 was the completion of its initial public offering on January 15, 1990. On January 26, 1990, West End acquired 100% of the outstanding securities of FMT. FMT was located in Decatur, Georgia and designed, manufactured and distributed disposable micro-biological analytical products and ancillary equipment for the detection of yeast, mold or bacteria in liquids or air for use in industrial and clinical laboratories. The principal product of FMT was a disposable plastic device for analyzing bacteria growth in liquid samples and the diagnosis of urinary tract infections. FMT also developed a Salmonella detection system with the intended purpose of increased speed and test reliability as a practical means for broad scale sampling and testing.

               West End subsequently changed its name to Future
Medical Technologies International, Inc. ("FMTI"). On May 26, 1994, FMTI effected a one for five reverse stock split. On February 22, 1995, the Company effected a five for seven reverse stock split and completed the acquisition of 100% of the stock of CRA, a Pennsylvania corporation, in exchange for 7,200,000 shares of post-split common stock of FMTI.

               On September 20, 1996, FMTI stockholders ratified the disposition of 100% of the stock of FMT, as of July 31, 1996. At the same time, stockholders approved the change of the parent organization's name from Future Medical Technologies International, Inc. to Covalent Group, Inc.

               The Company's principal executive office is located at One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19087, telephone number: (610) 975-9533.

BUSINESS OF THE COMPANY

               The Company provides a full range of contract research organization ("CRO") services specializing in clinical studies that include various types of outcomes measurement. The Company provides clinical trial management, data management, biostatistical analysis, medical and regulatory services, health economics and outcomes research. The principal categories of services offered are:

Clinical Trials
---------------

               CRA utilizes over 80 full time and independent contractor personnel with experience in the pharmaceutical, biotech and managed care industries that it believes can support the needs of the most rigorous clinical trials or medical outcomes studies. CRA has assembled an extensive network of clinical investigators, managed care organizations, and clinical research specialists, which it uses to coordinate and conduct clinical research. Clinical investigators in the network are contracted for a specific clinical study, on a case by case basis, when their expertise with a specific disease will insure the highest quality medical care, treatment and clinical evaluation. CRA's clinical monitors are strategically located throughout the country to reduce the cost of travel to clinical or managed care sites. CRA's clinical trial services include project coordination, regulatory document processing, monitoring services and quality control review.

Data Management
---------------

               CRA has automated the data management process associated with clinical trials management through its use and customization of the industry standard software from "BBN Software Products' Clintrial." Clintrial protocols are used to assist in the collection, validations, and reporting of clinical results to its pharmaceutical company clients as part of their submission to the Food and Drug Administration ("FDA") or other regulatory agencies. CRA's data management professionals provide case report form review and tracking; data entry; integrated clinical/statistical reports; and manuscripts for publication.

Biostatistics
-------------

               CRA also provides comprehensive clinical statistics support. CRA's biostatisticians have extensive pharmaceutical/medical industry experience. CRA's biostatistical services include clinical trials design; preparing statistical analysis plans; representing clients at the FDA; and creating statistical reports.

Medical and Regulatory Affairs Management
-----------------------------------------

               CRA's medical and regulatory group provides liaison services between its clients and regulatory agencies in the preparation, review and submission of Investigational New Drug ("IND"), New Drug Application ("NDA"), 510k, and Product License Application ("PLA") documents. CRA's medical services include medical oversight of studies, review and interpretation of adverse experiences, report writing and development of study protocols. Regulatory services include strategy design, document preparation and client consultation.

Quality Assurance and Compliance
--------------------------------

               CRA also provides field inspections that include investigator audits, presubmission protocol compliance audits, Good Clinical Practice audits and staff training.

Outcomes Research and Management
--------------------------------

               CRA provides its clients retrospective database studies, therapeutic end-point determinations, cost effectiveness studies, drug utilization reviews, drug utilization effectiveness reviews, and health status survey development as well as patient drug compliance programs, patient education programs and costs containment studies.

Wellness Measures
-----------------

              Wellness Measures is a division of CRA which provides a comprehensive set of services (such as health fairs, holistic medicine alternatives, fitness, nutrition and stress management programs) which improve the health of individuals, insure proper utilization of health care services, reduce health care costs, and improve morale and mental acuity. Wellness Measures' assessment services allow its clients to make informed decisions that benefit their companies, employees and their families.

Virtual HouseCall
-----------------

               Virtual HouseCall ("VHC"), as developed by CRA, is an interactive voice recognition system that CRA believes excels in the type of data collection and analysis required by healthcare industry segments focused on disease management. Disease management is a comprehensive, integrated approach to care and reimbursement with the goal of promoting maximum healthcare provider efficiency and effectiveness. Data collection becomes key to continuing assessment of disease management programs.

               VHC is a telephone-based service that has been designed to reach large numbers of patients in a personalized and supportive manner. VHC automates the administration of subjective quality of life surveys and psychosocial assessments, provides patient access to disease specific educational and resource libraries, and facilitates the publication of personalized reports through on-demand printing services and faxes to healthcare providers and patients.

               VHC is concentrating on five disease states that account for 70% of managed care's patient expenditures. Virtually all managed care organizations and many pharmaceutical companies are developing disease management programs in the areas of asthma, diabetes, hypertension, depression and congestive heart failure. CRA intends for VHC to play an important role in disease management programs. Its content is modular and customizable, and the computer platform and telephony systems are highly scalable.

               CRA has positioned VHC as a research and patient education service allowing for the greatest flexibility for CRA's customers. Surveys can be administered once, while VHC-based patient tracking, assessment, education can be provided as often as monthly. Per transaction costs are calculated by type of service, length and frequency of interaction, and the number of contacted patients.

CONTRACTUAL ARRANGEMENTS

               Compensation for services is contracted at a fixed price, but may include some variable components, and can cover a period of several months to several years. A portion of the contract fee is typically paid when a clinical trial is initiated and the contract provides for milestone payments throughout the duration of the trial. Contracts can usually be terminated at any time by the client, but are usually subject to termination fees. Contracts may be terminated for a number of reasons including insufficient patient enrollment, unexpected results in the clinical trial or a client's decision to terminate development of a particular drug.

BACKLOG

               The Company's backlog consists of anticipated revenue from contracts that have been signed but not yet completed. Once a project commences, revenue is recognized over the life of the contract, which is consistent with industry practice.

               A more complete description of the business of the Company is set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

                                 RISK FACTORS

               The securities offered hereby are speculative in nature and involve a high degree of risk. An investment in the securities should not be made by anyone who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the securities offered by this Prospectus, prospective purchasers should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

DEPENDENCE ON CERTAIN CLIENTS AND INDUSTRIES

               Several clients account for a significant percentage of the Company's revenues. During the year ended December 31, 1997, revenues from the Company's four largest clients amounted to approximately 21%, 20%, 19% and 14% respectively (or 74% in the aggregate) of total revenues; during the year ended December 31, 1996, revenues from the Company's two largest clients amounted to approximately 76% and 13% respectively (or 89% in the aggregate) of total revenues; and during the year ended December 31, 1995, revenues from the largest client amounted to 76% of total revenues with no other client amounting to more than 10% of total revenues. The loss of business from any of the Company's major clients or the failure of the Company to continue to obtain new business would have a material adverse effect on the Company.

               The Company's revenues are highly dependent on research and development expenditures by the pharmaceutical industry. Decreases in these expenditures, including decreases resulting from an economic downturn in this industry or from mergers or other consolidations, could have a material adverse effect on the Company. Additionally, the Company has benefited from the trend in the pharmaceutical industry to outsource an increasing percentage of their clinical trial projects. A reversal of this trend would have a material adverse effect on the Company. Additionally, the flow of business obtained from individual pharmaceutical company clients can be sporadic in nature. For example, the Company may obtain one or more relatively significant contracts for clinical trial work for a particular pharmaceutical company in any given year and receive no further business from such company for several years thereafter. On the other hand, the Company may continue to receive a steady volume of business over a several year period from one or more other pharmaceutical companies.

LOSS OR DELAY OF LARGE CONTRACTS

               Most of the Company's service contracts are terminable without cause by the client with 30 days notice. Clients may terminate or delay contracts for a variety of reasons, including the failure of drugs being tested to meet safety requirements, unexpected or undesired clinical results of the product, the client's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. The Company believes that several factors, including increased cost containment pressures associated with healthcare reform, have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may result in a greater willingness of these companies to cancel contracts. The loss or delay of a large contract could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

               The Company relies on a number of key executives including Bruce LaMont, its President and Chief Executive Officer; Kenneth Borow, M.D., President, Clinical Research and Chief Medical Officer; David Shapiro, M.D., President, Health Management Division; and David Weitz, Vice President and Chief Information Officer. The Company does not have employment agreements with these persons and the loss of services of any key executives could have a material adverse effect on the Company. Furthermore, the Company's performance also depends on its ability to attract and retain qualified professional, scientific and technical operating staff. There can be no assurance the Company will be able to continue to attract and retain qualified staff.

COMPETITION

               The Company competes against in-house departments of pharmaceutical companies and against other CROs, most of which possess substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large scale trials, database management capabilities, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the effectiveness of contract research and price. The Company's failure to compete effectively in any one or more of these areas could have a material adverse effect on the Company.

               The CRO industry is highly fragmented with several hundred CROs ranging from small, limited service providers to full service CROs with global drug development operations. However, the industry is consolidating. This consolidation is due, in part, to the decision by pharmaceutical companies to contract with fewer CROs, to streamline the outsourcing process by entering into preferred provider relationships with a few CROs or awarding a smaller number of large contracts to qualified CROs. This trend is likely to increase competition among the larger CROs and may lead to price erosion and other forms of competition that could have a material adverse effect on the Company.

MANAGEMENT OF GROWTH

               The Company has experienced rapid growth since 1995 and management believes that sustained growth places a strain on operational, human and financial resources. To manage its growth, the Company must continue to improve its operating and administrative systems, as well as retain and assimilate qualified management and professional, scientific and technical personnel. Failure to manage growth of the organization effectively could have a material adverse effect on the Company.

VOLATILITY OF QUARTERLY OPERATING RESULTS

               The Company's quarterly operating results have been and will be subject to volatility due to factors such as the commencement, completion or cancellation of significant contracts and the mix of contracted services. Because a large portion of the Company's operating costs are fixed, variations in the timing and progress of large contracts or of multiple contracts can have a material effect on quarterly results. The Company believes that comparison of its quarterly results are not necessarily meaningful and should not be relied upon as an indication of future performance. Furthermore, fluctuations in the Company's quarterly operating results could affect the market price of its Common Stock in a manner unrelated to the longer term operating performance of the Company.

POTENTIAL LIABILITY

               Clinical research services involve the testing of new drugs on human volunteers pursuant to a study protocol that has been approved by an impartial review board composed of medical and non-medical members. Such testing involves risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of a new drug. Many of these patients are already seriously ill and are at risk of further illness or death. While the Company is not aware of any event which would likely have a material adverse impact on its financial condition, the Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage, or if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance. Additionally, there can be no assurance that such insurance coverage will continue to be available on terms acceptable to the Company.

DEPENDENCE ON GOVERNMENT REGULATION

               The Company's business depends on strict regulation of the drug development process by the federal government. Changes in regulations, including a relaxation in regulatory standards or the introduction of streamlined drug approval procedures, could materially adversely affect the demand for the Company's services. Furthermore, failure on the part of the Company to comply with current regulations regarding conduct of a clinical trial could result in termination of ongoing research or disqualification of data for submission to regulatory authorities.

UNCERTAINTY IN HEALTHCARE INDUSTRY

               The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical industry. Implementation of comprehensive or incremental government healthcare reform, as well as industry wide healthcare containment pressures, may adversely affect research and development expenditures by pharmaceutical companies, which could decrease the business available to the CRO industry. The Company is unable to predict the likelihood of healthcare legislation being enacted or the effects such legislation would have on the Company.

VOLATILITY OF STOCK PRICE

               The market price of the Company's Common Stock is subject to wide fluctuations in response to quarterly variations in operating results, including evolving business prospects of the Company, market conditions in the industry, prospects of healthcare reform, changes in government regulation and general economic conditions. Additionally, the stock market has from time to time experienced extreme price and volume fluctuations in the shares of certain issuers, which in some cases have been unrelated to the operating results of the particular company affected. Because the Company's Common Stock currently trades at a high price - earnings multiple, due in part to analysts' expectations of continued growth of companies in the CRO industry, even a relatively small shortfall from earnings expectations can cause an immediate and substantial decline in the Company's Common Stock price.

Nasdaq SmallCap Market Maintenance Criteria

               The Company's common stock began trading in the Nasdaq SmallCap Market in December 1997. The Nasdaq SmallCap Market imposes continued listing requirements on all securities listed on such market. Such requirements include, among other things, that the Company maintains net tangible assets of $2 million or more, or market capitalization of $35 million or more, or net income in the latest fiscal year or two of its last three fiscal years of $500,000 or more. In addition, the Nasdaq SmallCap Market requires that the shares listed thereon must maintain a minimum bid price of $1.00 per share. While the Company presently believes that it meets all of the Nasdaq SmallCap continued listing requirements, there can be no assurance that the Company will continue to meet such requirements in the foreseeable future. Accordingly, the Company runs the risk of having its Common Stock delisted from the Nasdaq SmallCap Market if it fails to continue to meet the quantitative and qualitative continued listing standards. If such delisting occurs, the Company's Common Stock would be traded in the over-counter market.

                                USE OF PROCEEDS

               The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Stockholder. The Selling Stockholder will receive all of the net proceeds from the sale of the Offered Shares.

                              SELLING STOCKHOLDERS

               The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders as of August 1, 1998:

                                                                                Number of Shares
                                Number of Shares Owned          Number of         Owned after           Percent
Name of Selling Stockholder      Prior to the Offering      Shares Registered     the Offering(1)      of Class(1)(2)
---------------------------  ---------------------------  --------------------  ----------------     ----------------
Judy Mesirov                            69,500                   55,000              14,500*                 *

Berkshire International                759,428(4)               200,000(5)          559,428               4.6
 Finance, Inc.(3)

S&F Consulting, Inc.(6)                176,215(7)               150,000(8)           26,215*                 *
_____________________


* Represents less than one percent of issued and outstanding shares of Common Stock.

(1)   Assuming all shares registered are sold in this offering.

(2) Assumes 12,093,209 shares of Common Stock outstanding after this offering including the shares registered hereby.

(3)   Mr John Figliolini Controls Berkshire International Finance, Inc.

(4) Represents 534,428 shares owned directly and 225,000 shares underlying presently exercisable options and warrants.

(5) Represents shares underlying a warrant containing registration rights issued on June 20, 1996 exercisable for 5 years at an exercise price of $2.75 per share.

(6)   Mr Craig Stewart Controls S&F Consulting, Inc.

(7) Represents 175,000 shares underlying presently exercisable options and warrants and 1,215 shares owned by an entity affiliated with S&F Consulting, Inc.

(8) Represents shares underlying warrants as follows: 100,000 shares underlying a warrant containing registration rights issued on May 8, 1996 exercisable for 5 years at an exercise price of $5.25 per share; and 50,000 shares underlying a warrant containing registration rights issued on June 20, 1996 exercisable for 5 years at an exercise price of $2.75 per share.

               The shares being offered by Ms. Mesirov were acquired upon the exercise of an option to purchase Common Stock of the Company. Ms. Mesirov was a consultant to the Company from January 1994 to January 1996, and an employee of the Company from January 1996 to October 1997. The Company agreed to register the shares pursuant to an informal agreement.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

               The Company is authorized to issue 25,000,000 shares of Common Stock. As of August 1, 1998, 11,743,209 shares were outstanding.

               The holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore. However, the Company has no current plans to pay dividends with respect to its shares of Common Stock. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

              Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution. Shares of Common Stock are not redeemable and have no preemptive or similar rights under the Company's Articles of Incorporation.

TRANSFER AGENT

               American Stock Transfer & Trust Company of New York, New York, serves as Transfer Agent for the Common Stock.

                             PLAN OF DISTRIBUTION

               The Selling Stockholders are offering the Offered Shares for their own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Stockholders.

               The Selling Stockholders have agreed: (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Rule 102 of Regulation M under the Exchange Act.

               The sale of the Offered Shares by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest may be effected from time to time through December 31, 1998 to purchasers directly by the Selling Stockholders acting as principals for their own accounts in one or more transactions on the Nasdaq SmallCap Market or on any other national stock exchange upon which the Company's Common Stock is listed or in private sales at prices related to such prevailing market prices at the time of sale or at prices otherwise negotiated. Alternatively, the Offered Shares may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Stockholders or the purchasers of the Common Stock which may be in excess of customary commissions charged for national stock exchange transactions. This offering shall terminate on December 31, 1998 unless extended by the Company in its sole discretion. The Selling Stockholders and any brokers-dealers acting in connection with the sale of the Offered Shares may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Offered Shares may be deemed to be underwriting commissions or discounts under the Act.

               Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. The Selling Stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases of Common Stock by the Selling Stockholders.

                                 LEGAL OPINION

               The validity of the Offered Shares is being passed upon for the Company by Pepper Hamilton LLP.

                                INDEMNIFICATION

               Section 12 of the Company's By-Laws states that the Company will indemnify and hold harmless all officers and directors from and against liability and litigation expense, including reasonable attorney's fees, arising out of their status as such or their activities in any of their capacities as officers or directors. Such liability could arise under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing By-Law provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    EXPERTS

               The financial statements of the Company and its subsidiary incorporated into this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended have been so incorporated in reliance on the reports of Arthur Andersen LLP and Baratz and Associates, P.A., respectively, independent public accountants, given on the authority of said firms as experts in auditing and accounting.

                              ===================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that information contained herein is correct as of any time subsequent to its date or that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                              ____________________


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain
 Information by Reference.................................................    2
Cautionary Statement......................................................    3
The Company...............................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................    8
Selling Stockholders......................................................    8
Description of Securities.................................................    8
Plan of Distribution......................................................    9
Legal Opinion.............................................................    9
Indemnification...........................................................    9
Experts...................................................................    9

                              ====================



================================================================================


                                 405,000 Shares



                              COVALENT GROUP, INC.



                                  COMMON STOCK



                             ----------------------

                                   PROSPECTUS
                             ----------------------




                               September 1, 1998

                             ======================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Securities and Exchange Commission Registration Fee..........    $   399
     Legal fees and expenses......................................      5,000*
     Accountants' fees and expenses...............................      2,500*
     Miscellaneous................................................      1,000*
                                                                      -------
          TOTAL...................................................    $ 8,899*
                                                                      =======

___________

*    Represents the Company's estimate of such expenses


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Nevada General Corporation Law requires the Company to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal or administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

          The Company's bylaws provide that the Company shall indemnify and hold harmless all officers and directors from and against liability and litigation expense, including reasonable attorneys' fees, arising out of their status as such of their activities in any of their capacities as officers or directors.

          Moreover, the Company's bylaws provide that the Company may advance expenses in defending any civil or criminal action prior to its final disposition if the Stockholders authorize it in a particular case and if the person for whose benefit such expenses are paid shall agree to repay the corporation unless it shall be ultimately determined that he is entitled to be indemnified by the Company.

          The directors and officers of the Company and its subsidiaries are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. The Company is similarly insured, with respect to certain payments it might be required to make to its directors or officers under applicable statutes and its charter provisions.

          Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of directors and officers.

ITEM 16.  EXHIBITS


      Exhibit No.         Description
      -----------         -----------
       4.1          Stock Purchase Warrant Agreement between the Company and
                    Berkshire International Finance, Inc. dated June 20, 1996.*
       4.2          Stock Purchase Warrant Agreement between the Company and S&F
                    Consulting, Inc. dated June 20, 1996.*
       4.3          Stock Purchase Warrant Agreement between the Company and S&F
                    Consulting, Inc. dated May 8, 1996.*
       5            Opinion of Pepper Hamiltion LLP.*
      23.1          Consent of Arthur Andersen LLP.
      23.2          Consent of Baratz and Associates, P.A.
      23.3          Consent of Pepper Hamilton LLP (included in Exhibit 5).*
      24            Power of Attorney.*

      * previously filed

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on August 31, 1998.

                                         COVALENT GROUP, INC.


                                         By: /s/ Bruce LaMont
                                             -----------------------------------
                                             Bruce LaMont,
                                             President and Chief Executive
                                             Officer



               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:August 31, 1998                     /s/ Bruce LaMont
                                         ---------------------------------------
                                         Bruce LaMont,
                                         President, Chief Executive Officer and
                                         Director


Date: August 31, 1998                    /s/ William K. Robinson
                                         ---------------------------------------
                                         William K. Robinson,
                                         Chief Financial Officer and Director


Date: August 31, 1998                      *
                                         ---------------------------------------
                                         Ivan S. Rubin, Director


Date: August 31, 1998                      *
                                         ---------------------------------------
                                         John Whittle, Director

_______________

* By: /s/ Bruce LaMont
  ------------------------
          Bruce LaMont
 as attorney-in-fact pursuant to power of attorney previously filed

                                 EXHIBIT INDEX


     Exhibit No.         Exhibit
     -----------         -------
     23.1                Consent of Arthur Andersen LLP

     23.2                Consent of Baratz and Associates, P.A.